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                                   EXHIBIT 99

                                  PRESS RELEASE


The following is the text of a press release issued by Genesco Inc. on November 16, 1998.

                      GENESCO INC. ANNOUNCES MATHEMATICAL
                         ADJUSTMENT TO EPS CALCULATION

NASHVILLE, Tenn., Nov. 16, 1998 --- Genesco Inc. (NYSE: GCO) announced that it has today discovered a mathematical error in calculating the dilutive effect of outstanding subordinated convertible notes on earnings per share, and as a result has revised earnings per share for the first three quarters of the current fiscal year. The Company said that its revised net earnings per share for the third quarter equalled $0.23 per share rather than the $0.25 per share previously reported; net earnings per share (after an extraordinary charge for the early retirement of debt of $0.13 per share) in the second quarter equalled $0.11 per share rather than the $0.14 per share previously reported; and net earnings per share in the first quarter equalled $0.13 per share rather than the $0.14 per share previously reported.

         The Company noted that the error involved the treatment in the earnings per share calculation of the $103.5 million in principal amount of the Company's 5 1/2% subordinated convertible notes issued in the first quarter. Actual net earnings were not affected.

         Genesco, based in Nashville, markets and distributes branded footwear. Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 592 footwear retail stores in the U.S., operated principally under the names Journeys, Johnston & Murphy, Jarman and Underground Station. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business.